United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 31, 2008

ISECURETRAC CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-26455
(State of Formation)	(Commission File Number)

87-0347787
(IRS Employer Identification Number)

5078 South 111th Street Omaha, NE	68137
(Address of principal executive offices)	(Zip Code)

(402) 537-0022
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 31, 2008, David G. Vana resigned as Chief Financial Officer and Secretary of iSecureTrac Corp. (the “Company”). His resignation was not due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

The Board of Directors has appointed Lincoln D. Zehr as the Chief Financial Officer of the Company effective February 1, 2008. Mr. Zehr has also been appointed to fill the position of Secretary resulting from Mr. Vana’s resignation.

Prior to his employment with the Company, Mr. Zehr, age 43, held several positions over a 13 year period beginning in 1995 with MDS Pharma Services.  MDS Pharma Services is a business unit of MDS Inc. (TSX: MDS; NYSE: MDZ), a global life sciences company (“MDS”).   His most recent position with MDS was that of Controller - North American Operations beginning in 2006.  From 2003 to 2006, Mr. Zehr was the Director of Financial Operations for the Pharma Division.  Prior to 2003, Mr. Zehr held various positions with MDS and Harris Laboratories, Inc (acquired by MDS in 1996).  From 1986 to 1995 Mr. Zehr was a practicing CPA with BKD LLP, one of the ten largest CPA and advisory firms in the U.S.  His most recent position with BKD was that of Audit Manager.  Mr. Zehr has a Bachelor of Science degree from Nebraska Wesleyan University and holds a Certified Public Accountant certificate from the State of Nebraska.

There are no family relationships between Mr. Zehr and any director or other executive officer of the Company and he was not selected by the Board of Directors to serve as the Company’s Chief Financial Officer pursuant to any arrangement or understanding with any person.

Item 9.01 Financial Statements and Exhibits

99.1 Press Release, dated February 1, 2008, announcing the appointment of Lincoln Zehr to the position of Chief Financial Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISECURETRAC CORP.

	By	/s/ Peter A. Michel
Peter A. Michel Chief Executive Officer

February 1, 2008

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